                                                                    EXHIBIT (11)
                         HONEYWELL INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                      Third Quarter Ended                 Nine Months Ended
                                                                  ------------------------------     ----------------------------
                                                                   October 1,        October 2,       October 1,      October 2,
                                                                      1995              1994             1995             1994
                                                                  ------------      ------------     ------------    ------------
PRIMARY:
Income:
  Net income...............................................        $      84.2       $      69.4      $     207.8     $     174.0
                                                                   ===========       ===========      ===========     ===========
Shares:
  Weighted average of shares outstanding during the year...        127,263,618       129,246,798      127,222,511     129,894,294
                                                                   ===========       ===========      ===========     ===========
Earnings per share:
  Net income...............................................        $      0.66       $      0.54      $      1.63     $      1.34
                                                                   ===========       ===========      ===========     ===========
ASSUMING FULL DILUTION:
Income:
  Net income...............................................        $      84.2       $      69.4      $     207.8     $     174.0
                                                                   ===========       ===========      ===========     ===========
Shares:
  Weighted average of shares outstanding during the year...        127,263,618       129,246,798      127,222,511     129,894,294
  Shares issuable in connection with stock plans
    less shares purchaseable from proceeds.................          1,653,849           832,642        1,812,115         835,628
                                                                   -----------       -----------      -----------     -----------
      Total shares.........................................        128,917,467       130,079,440      129,034,626     130,729,922
                                                                   ===========       ===========      ===========     ===========

Earnings per share:
  Net income...............................................              $0.65             $0.53            $1.61           $1.33
                                                                   ===========       ===========      ===========     ===========


                                        i